C&S WHOLESALE GROCERS, INC.

Corporate Offices
7 Corporate Drive
Keene NH 03431
(603) 354-7000

June 22, 2010

AP #
46156

Marc Wexler
CEO
Be Active Brands, LLC
444 park Avenue, South Suite 701
New York, NY 10016

Dear Marc,

This document ("Agreement") sets forth the terms and conditions governing the relationship between Be Active Brands, Inc ("Be Active") and C&S Wholesale Grocers, Inc. ("C&S") with respect to the CROSSROADS® program.

1. The start date of the program is June 21, 2010 ("Commencement Date").

2. The CROSSROADS® program is applicable to all business between Be Active and C&S in the Ice Cream department ("Product"). Should Be Active expand its business and product lines, or should the parties desire to add product lines to this Agreement, Be Active and C&S agree to meet and in good faith discuss the terms and conditions, including the applicable fees, associated with adding product lines to this Agreement. Further, if Be Active purchases or acquires an existing business, Be Active and C&S agree to meet and in good faith discuss the terms and conditions, including the applicable fees, associated with the new business (even if such business is in product lines covered by this Agreement).

3. In consideration of its participation in this program, Be Active will pay monthly to C&S a fee ("Fee") of 4.0% of gross sales of Be Active Product (excluding any and all military shipments) to C&S. Product shall include any and all Private Label. For purposes of this Agreement, "Private Label" shall mean Product supplied by Be Active where the brand label is solely owned by a retailer, wholesaler or broker. Be Active will make a Fee payment on a monthly basis ("Fee Payment") within seven (7) days after the end of each month based on gross sales for the month as agreed to by the parties. Be Active will submit an accumulative three-month statement to C&S within seven (7) days of each quarter close for verification. C&S will document any discrepancies in the accumulative statement, and any discrepancies will be reconciled within fourteen (14) days following the close of each quarter. If, based on agreement of the parties, the gross sales numbers are adjusted from the numbers on which the Fee Payment was made for the three months in question, a credit or debit to C&S will result and such adjustment to the Fee Payment for the three months in question shall be paid by the applicable party within three (3) days of the reconciliation. For purposes of clarification, Be Active agrees not to deduct for an adjustment or any other amounts from any Fee Payment without express written C&S approval. The Fee is based on Be Active managing price advances, such that the level of buy-in opportunities for C&S are consistent with C&S' current forward buy models. Should Be Active allocate C&S with such buy-ins, the parties agree to meet in good faith to discuss the level of price advance buy-in which is needed to keep C&S whole or adjust the rate structure of the Program. In the instance where there is a price decline, Be Active agrees to guarantee floorstock protection on the inventory on hand. Under no circumstances will either party deduct or offset any amounts due or paid hereunder from any amounts due or paid under any other agreement (written or oral) between the parties.

4. C&S agrees to waive slotting fees on all new items for the length of this Agreement. C&S will review all new items brought into the warehouse six (6) months from the initial distribution date. If the C&S merchandiser feels that the item is not selling at a rate to justify the item's distribution, the parties will discuss Be Active increasing customer sales to a mutually agreeable level, or C&S may remove the item from the warehouse.

5. Be Active will provide C&S in-house merchandising groups with competitive promotional allowances, maintained at competitive rates, in conjunction with menu costs associated with such programs and current frequency levels of participation. Be Active will, at minimum, maintain the historical levels and frequency of merchandising programs annually. Be Active and C&S will review Be Active's merchandising participation if C&S acquires additional independent customer business and increases the market share of its Independent group. Be Active agrees to inform C&S of any trade funding increases made available to the trade for all items and offer any such increases to C&S on a competitive basis.

6. Be Active agrees to make retail presentations to C&S customers, including, as may be applicable, Giant of Carlisle, Grand Union, Great American, A&P, Southern Family Markets, and Stop & Shop, a minimum of two (2) weeks after the execution date of this Agreement at a time to be mutually agreed to by the parties. Be Active understands that C&S' ability to forward key customer data is predicated on customer's acceptance of Be Active onto the CROSSROADS® program and customer's authorization to disclose its data.

7. C&S will provide the following data and services to Be Active through our CROSSROADS® program (to the extent Be Active is capable of receiving the data or transmissions, or engaging in the services):

   852 Transaction Sets
   Cash Requirements Report
   Monthly Movement Reports by Customer (such reports to be provided, if and only if the customer authorizes such disclosure to all CROSSROADS® vendors)
   Issue Management System
   Preferred Vendor Status

8. Be Active is entitled to use the C&S custom billing system, with respect to any customers who have authorized all CROSSROADS® vendors' use of the billing system.

9. C&S will develop a deduction profile with Be Active that defines which deductions C&S is authorized to take immediately and which will be extended for up to ten (10) days. C&S and Be Active will hold a work session in the near future to clearly define the tools available to Be Active within this program and how to manage deductions or backup requests. Be Active will utilize the weekly cash requirement report to assure no unauthorized third party deductions are processed from Be Active.

10. Be Active will comply with the requirements of C&S' Inbound Safety & Quality Initiative Program, as amended from time to time by C&S (current copy attached and incorporated to this Agreement).

11. C&S agrees to procure all Product directly from Be Active and its broker of record, except as set forth in Section 12 below. C&S may procure merchandise that does not fall into the definition of Product, or that is not subject to a Fee under this Agreement, from any source. In certain instances and subject to C&S' business discretion, C&S will advise its customers of its obligations hereunder with respect to the C&S warehouses. However, under no circumstances will C&S be liable to Be Active for the actions of its customers. Further, any Product orders that have already been placed by C&S prior to the later of the Commencement Date or execution date of this Agreement from any source shall not be considered to violate the terms of this Agreement.

12. If, for any reason, Be Active is unable to fulfill C&S orders in a timely fashion or is allocating the shipment of Product for any reason (including allocating buy-in opportunities), the parties agree to meet and in good faith discuss how Be Active can supply C&S the Product. If C&S needs Product that Be Active is unable to supply (or if Be Active is allocating such Product) in order to meet its service level obligations or otherwise fulfill its obligations under its supply agreements, C&S may purchase such Product from any retail or wholesale source and any such purchase will not be in breach of this Agreement.

13. Be Active and C&S will meet on a regular basis and work together to find ways to increase inventory turns at C&S. Be Active will monitor its inventory by C&S warehouse and UPC and will proactively address any issues concerning excess inventory, leftover ad inventory, dead inventory, close coded product and out of code product (all together, " Excess Inventory"). Be Active agrees to take full responsibility for the Excess Inventory and will either, as agreed to by the parties, work with the customer to get customer to purchase the product, reduce or refund partial cost of Excess Inventory (and Excess Inventory will be sent to salvage) or pick up the Excess Inventory. Excess Inventory must be removed from warehouse or otherwise addressed within two (2) weeks of Be Active's receipt of written notification from the C&S Procurement Analyst. In no event will C&S be held financially liable for Excess Inventory, and Be Active agrees to indemnify C&S for any costs and expenses associated with Be Active failure to comply with this provision.

14. The parties acknowledge that certain confidential information, including, but not limited to, trade secrets, proprietary, confidential or non-public information, including, but not limited to, the existence and terms of this Agreement, disputes hereunder and the CROSSROADS® program ("Confidential Information") will be disclosed pursuant to this Agreement. The parties acknowledge that disclosure to third parties of Confidential Information with respect to the other party could have a material adverse effect on such party. The parties agree to maintain any such Confidential Information in strict confidence and shall not disclose such information to any third party, except to their respective directors, officers, employees, representatives, agents, advisors, brokers or counsel (collectively, with respect to either Be Active or C&S, "Representatives") to whom disclosure is necessary for the purpose of performing their respective obligations under this Agreement. The Parties will cause their respective Representatives to observe the terms of this Agreement. The parties shall each be fully responsible for any breach of this Section 14 by any of their respective Representatives. Upon the expiration of this Agreement, each party agrees to promptly return to the other party, upon its request, or otherwise to destroy, all Confidential Information provided or disclosed during the term of this Agreement.

15. Either party may terminate this Agreement at any time for any reason upon forty-five (45) days written notification to the other party. Such notification must be given to the other party personally at a meeting between Be Active and C&S at which the parties will discuss in good faith the reasons for the terminating party's decision to withdraw from the program and any accommodations that can be made. Notwithstanding the preceding, if the terminating party is not satisfied after the meeting, the termination will be effective after the forty-five (45) day notice period unless the parties mutually agree in writing to continue this Agreement (or certain services provided hereunder) for a longer period of time. Once either party has given its forty-five (45) day notice, C&S may begin placing orders for Product from any source as long as C&S will not receive such Product until after the scheduled termination of this Agreement, and placing or consummating any such orders shall not be considered to violate the terms of this Agreement.

16. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended only by written instrument executed by both parties or their respective successors or assigns. Notwithstanding the preceding sentence, all other agreements regarding the parties with respect to different subject matter shall remain in full force and effect and shall not be altered by this Agreement.

17. The parties agree to make a good faith effort to resolve any dispute between them through negotiation. If the dispute cannot be resolved through negotiation, both parties agree to submit the dispute to binding arbitration pursuant to New York law and the rules applying to the American Arbitration Association at a location to be mutually agreed to by the parties, with the exception of any dispute regarding confidentiality pursuant to Section 14. The parties understand that they are giving up and waiving any claim or right to litigate in court or by a jury trial, unless such rights are specifically provided for hereunder or cannot be waived under applicable law. The parties agree that a breach of confidentiality under Section 14 may require injunctive relief and the injured party shall have a right to bring an action in court to seek an appropriate equitable remedy.

18. Each party agrees that and represents that the officer, agent or individual executing this Agreement has the authority to execute the Agreement on its behalf. The Agreement can be executed in counterparts, which may be executed and delivered via facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Be Active

Marc Wexler — 7/9/10
Marc Wexler
CEO
Date

C&S Wholesale Grocers, Inc.

Dan Fudger — 7/9/10
Dan Fudger
Vice President of Supply Chain & Trade Relations
Date

cc:

Tracy Moore
Jim Funk
Zena Tessier
Steve Branca
Ken Hathaway